Exhibit 4.5

THE OFFER AND SALE OF THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE ACT, OR THE SECURITIES LAWS OF ANY STATE AND, EXCEPT AND PURSUANT TO THE PROVISIONS OF SECTION 6 BELOW, MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAW OR, IN THE OPINION OF LEGAL COUNSEL IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE ISSUER OF THESE SECURITIES, SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS EXEMPT FROM REGISTRATION.
WARRANT TO PURCHASE STOCK
This Warrant to Purchase Stock (“Warrant”) is issued by Domo, Inc., a Delaware corporation (the “Company”) as of December 5, 2017 (the “Issuance Date”) and certifies that, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, __________________________ (“Holder”) is entitled to purchase that number of fully paid and non-assessable shares of Stock equal to the Warrant Number at a purchase price per share equal to the Exercise Price, subject to the provisions and upon the terms and conditions set forth in this Warrant. Capitalized terms used but not defined herein shall have the meaning provided in the Credit Agreement.
SECTION 1. Exercise.
1.1.    Method of Exercise. Holder may exercise this Warrant at any time by delivering a duly executed Notice of Exercise in substantially the form attached as Appendix 1 to the principal office of the Company. Unless Holder is exercising the conversion right set forth in Section 1.2, Holder shall also deliver to the Company a check or wire transfer (to an account designated by the Company) for the aggregate Exercise Price for the Stock being purchased.
1.2.    Net Issuance Right. In lieu of exercising this Warrant by check or wire transfer as specified in Section 1.1, Holder may from time to time convert this Warrant, in whole or in part, into a number of shares of Stock as is computed using the following formula:

X=	Y*(A-B)
A
where:

X =	the number of shares of Stock to be issued to the Holder pursuant to this Section 1.2.
Y =	the number of shares of Stock covered by this Warrant in respect of which the net issue election is made pursuant to this Section 1.2.
A =	the Fair Market Value (as determined pursuant to Section 1.3) of one share of Stock, as determined at the time the net issue election is made pursuant to this Section 1.2.
B =	the Exercise Price in effect under this Warrant at the time the net issue election is made pursuant to this Section 1.2.
1.3.    Fair Market Value. If, at the time of any exercise or conversion of this Warrant, the Company’s Class B Common Stock is traded in a public market and the Stock is Class B Common

Stock, then the Fair Market Value of a share of Stock shall be the (i) the Trading Price of the Class B Common Stock on the Trading Day immediately preceding the date of the applicable Notice of Exercise if such Notice of Exercise is (1) both executed and delivered pursuant to Section 1.2 hereof on a day that is not a Trading Day or (2) both executed and delivered on a Trading Day prior to the closing of “regular trading hours” (as defined in Rule 600(b)(64) of Regulation NMS promulgated under the federal securities laws) on such Trading Day, or (ii) the Trading Price of the Class B Common Stock on the date of the applicable Notice of Exercise if the date of such Exercise Notice is a Trading Day and such Notice of Exercise is both executed and delivered after the close of “regular trading hours” on such Trading Day (or in the instance where the Warrant is exercised immediately prior to the effectiveness of the Company’s registration statement filed with the Securities and Exchange Commission in connection with the Company’s underwritten and registered initial offering and sale of its shares to the public (“IPO”), the “price to public” per share price specified in the final prospectus relating to the IPO). If the Class B Common Stock is not traded in a public market or the Stock is not Class B Common Stock, then the Board of Directors of the Company shall determine the Fair Market Value of each share of Stock in its reasonable good faith judgment, provided however, that if the value of a share of Stock is to be determined in connection with an Acquisition, the fair market value shall be deemed to be the value ascribed to such Stock in the Acquisition assuming that the holders of such Stock receive the maximum consideration potentially available to the holders pursuant to such Acquisition (whether or not such consideration is actually received at closing of the Acquisition).
1.4.    Delivery of Certificate. Promptly, but in no event more than three (3) Business Days after Holder exercises or converts this Warrant and, if applicable, the Company receives payment of the aggregate Exercise Price with respect of the portion of the Stock underlying this Warrant that is being exercised, the Company shall deliver to Holder certificates or make appropriate book entries for the Stock acquired and/or other property to be delivered in connection with such exercise or conversion. If this Warrant has not been fully exercised or converted and has not expired, the Company shall also deliver a statement setting forth the number of shares of Stock that remain available for exercise under the Warrant.
1.5.    Replacement of Warrants. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form and amount to the Company or, in the case of mutilation, on surrender and cancellation of this Warrant, the Company shall execute and deliver, in lieu of this Warrant, a new warrant of like tenor.
SECTION 2. Adjustments To The Stock and Exercise Price.
2.1.    Stock Dividends, Splits, Etc. If the Company declares or pays a dividend on the outstanding shares of Stock payable in Class B Common Stock, other securities or other property, then upon exercise of this Warrant, for each share of Stock acquired, Holder shall receive, without cost to Holder, the total number and kind of securities or property to which Holder would have been entitled had Holder owned the Stock of record as of the date the dividend occurred. If the Company subdivides the outstanding shares of Stock by reclassification or otherwise into a greater number of shares, or if the outstanding shares of Stock are combined or consolidated, by reclassification or otherwise, into a lesser number of shares, there will be no adjustment to the Warrant Number as it will adjust automatically based on the then current Exercise Price of the Stock.

2.2.    Reclassification, Exchange, Combinations or Substitution. On any reclassification, exchange, substitution, or other event that results in a change to the Stock (including the automatic conversion of the Stock into Class B Common Stock), Holder shall be entitled to receive, upon exercise or conversion of this Warrant, the number and kind of securities and property that Holder would have received for Stock if this Warrant had been exercised immediately before such reclassification, exchange, substitution, or other event. The Company or its successor shall promptly issue to Holder a certificate pursuant to Section 2.6 hereof setting forth the number, class and series or other designation of such new securities or other property issuable upon exercise or conversion of this Warrant as a result of such reclassification, exchange, substitution or other event that results in a change of the number and/or class of securities issuable upon the exercise or conversion of this Warrant. The provisions of this Section 2.2 shall similarly apply to successive reclassifications, exchanges, substitutions, or other events.
2.3.    Reserved.
2.4.     No Impairment. The Company shall not, by amendment of the Charter or through a reorganization, transfer of assets, consolidation, merger, dissolution, issue, or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Warrant by the Company, but shall at all times in good faith assist in carrying out of all the provisions of this Section 2 and in taking all such action as may be necessary or appropriate to protect Holder’s rights under this Section against impairment.
2.5.    Fractional Shares. No fractional shares of Stock shall be issuable upon exercise or conversion of the Warrant and the number of shares of Stock to be issued shall be rounded down to the nearest whole share. If a fractional share interest arises upon any exercise or conversion of the Warrant, the Company shall eliminate such fractional share interest by paying Holder in cash the amount computed by multiplying the fractional interest by the Fair Market Value of a full share of Stock as determined in accordance with Section 1.3.
2.6.    Certificate as to Adjustments. Upon each adjustment of the Exercise Price, Stock and/or number of shares of Stock subject to this Warrant, the Company shall promptly notify Holder in writing, and, at the Company’s expense, promptly compute such adjustment, and furnish Holder with a certificate of a duly authorized officer setting forth such adjustment and the facts upon which such adjustment is based. The Company shall, upon written request, furnish Holder a certificate setting forth the Exercise Price, Stock and number of shares of Stock subject to this Warrant in effect upon the date thereof and the series of adjustments leading to such Exercise Price, Stock and number of shares of Stock.
SECTION 3. REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE COMPANY.
3.1.    Representations and Warranties. The Company represents, warrants and covenants to the Holder as follows:
(a)    The Company is duly authorized to issue this Warrant and has obtained all necessary board and stockholder consents necessary in order for the proper issuance of this Warrant.
(b)    The issuance of this Warrant and the rights granted hereunder do not (i) conflict with or give rise to a breach of the Company’s Charter or any other agreement, judgment or other obligations binding on the Company, or (ii) violate any applicable laws, including without limitation, laws relating to the offer and sale of securities.
(c)    This Warrant has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
(d)    All shares of Stock which may be issued upon the exercise of the purchase right represented by this Warrant, and all securities, if any, issuable upon conversion of Stock, shall, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Warrant, be duly authorized, validly issued, fully paid and non-assessable, and free of any liens and encumbrances except for restrictions on transfer provided for herein or under applicable securities laws.
(e)    The Company has reserved and will keep available for issuance upon exercise of the Warrant the maximum number of shares of Stock that could possibly be issued on exercise of the Warrant from time to time outstanding, and any securities, if any, into which such shares are convertible.
(f)    The Company’s summary capitalization table delivered to Holder in connection with the original issuance of this Warrant is true and complete as of the Issuance Date.
3.2.    Notice of Certain Events. If the Company proposes at any time (a) to declare any dividend or distribution upon the outstanding shares of Stock, whether in cash, property, stock, or other securities and whether or not a regular cash dividend (other than securities for which adjustment is made pursuant to Section 2 hereof); (b) to offer for subscription or sale pro rata to all of the holders of the outstanding shares of Stock any additional shares of any other class or series of the Company’s stock (other than pursuant to contractual rights); (c) to effect any reclassification, reorganization or recapitalization of the shares of Stock; or (d) to effect an Acquisition or to liquidate, dissolve or wind up; then, in connection with each such event, the Company shall give Holder: (1) at least 10 days prior written notice of the date on which a record will be taken for such dividend, distribution, or subscription rights (and specifying the date on which the holders of shares of Stock will be entitled thereto) or for determining rights to vote, if any, in respect of the matters referred to in (a) and (b) above; and (2) in the case of the matters referred to in (c) and (d) above at least 10 days prior written notice of the date when the same will take place (and specifying the date on which the holders of shares of Stock will be entitled to exchange their shares for the securities or other property deliverable upon the occurrence of such event).
3.3.    Certain Information. Upon request of Holder, the Company shall promptly deliver to such Holder the information set forth in Appendix 3, provided however, that the rights set forth in this Section 3.3 shall not be transferable in connection with any transfer of this Warrant to a direct competitor of the Company.

SECTION 4. REPRESENTATIONS, WARRANTIES OF THE HOLDER.
4.1.    Representations and Warranties. The Holder represents and warrants to and covenants and agrees with the Company as follows:
(a)    Purchase for Own Account. This Warrant and the securities to be acquired upon exercise of this Warrant by Holder will be acquired for investment for Holder’s account, not as a nominee or agent, and not with a view to the public resale or distribution within the meaning of the Act. Holder also represents that Holder has not been formed for the specific purpose of acquiring this Warrant or the shares of Stock.
(b)    Disclosure of Information. Holder is aware of the Company’s business affairs and financial condition and has received or has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the acquisition of this Warrant and its underlying securities. Holder further has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of this Warrant and its underlying securities and to obtain additional information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to Holder or to which Holder has access.
(c)    Investment Experience. Holder understands that the acquisition of this Warrant and its underlying securities involves substantial risk. Holder has experience as an investor in securities of companies in the development stage and acknowledges that Holder can bear the economic risk of such Holder’s investment in this Warrant and its underlying securities and has such knowledge and experience in financial or business matters that Holder is capable of evaluating the merits and risks of its investment in this Warrant and its underlying securities and/or has a preexisting personal or business relationship with the Company and certain of its officers, directors or controlling persons of a nature and duration that enables Holder to be aware of the character, business acumen and financial circumstances of such persons.
(d)    Accredited Investor Status. Holder is an “accredited investor” within the meaning of Regulation D promulgated under the Act.
(e)    The Act. Holder understands that the sale and issuance of this Warrant and the shares of Stock issuable upon exercise or conversion hereof have not been registered under the Act in reliance upon a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of the Holder’s investment intent as expressed herein. Holder understands that this Warrant and the shares of Stock issued upon any exercise or conversion hereof must be held indefinitely unless subsequently registered under the Act and qualified under applicable state securities laws, or unless exemption from such registration and qualification are otherwise available. Holder is aware of the provisions of Rule 144 promulgated under the Act.
(f)    Independent Tax Advice. Holder has reviewed with its own tax advisors the U.S. federal, state and local and non-U.S. tax consequences of this investment and the transactions contemplated by this Warrant and the Credit Agreement. With respect to such tax consequences, Holder relies solely on any such advisors and not on any advice from the

Company or any of its agents, written or oral. Holder understands that it (and not the Company) shall be responsible for its own tax liability that may arise as a result of this investment.
4.2.    No Stockholder Rights. Without limiting any provision in this Warrant, Holder agrees that it will not have any rights as a stockholder of the Company until the exercise of this Warrant.
4.3.    No “Bad Actor” Disqualification. Neither (i) the Holder, (ii) any of its directors, executive officers, other officers that may serve as a director or officer of any company in which it invests, general partners or managing members, nor (iii) any beneficial owner of any of the Company’s voting equity securities (in accordance with Rule 506(d) of the Securities Act) held by the Holder is subject to any of the “bad actor” disqualifications described in Rule 506(d)(1)(i) through (viii) under the Securities Act, except as set forth in Rule 506(d)(2)(ii) or (iii) or (d)(3) under the Securities Act and disclosed, reasonably in advance of the acceptance of this Warrant, in writing in reasonable detail to the Company.
4.4.    Market Stand-Off. Holder hereby agrees that Holder shall not sell or otherwise transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, of any Common Stock (or other securities) of the Company then held, as of immediately prior to the effective time of the IPO, by Holder (excluding those included in the registration and excluding any shares subsequently purchased by Holder) during the one hundred eighty (180) day period following the effective date of a registration statement of the Company filed under the Act with respect to the IPO (or such other period as may be requested by the Company or an underwriter to accommodate regulatory restrictions on (i) the publication or other distribution of research reports and (ii) analyst recommendations and opinions, including, but not limited to, the restrictions contained in applicable FINRA or NYSE rules, not to exceed 210 days in any event, provided that: all officers and directors of the Company and holders of at least one percent (1%) of the Company’s voting securities are bound by and have entered into similar agreements. The obligations described in this Section 4.4 shall not apply to a registration relating solely to employee benefit plans on Form S-l or Form S-8 or similar forms that may be promulgated in the future, or a registration relating solely to a transaction on Form S-4 or similar forms that may be promulgated in the future, and shall apply only to the IPO. The Company may impose stop-transfer instructions and may stamp each such certificate with the legend set forth below with respect to the shares of Common Stock (or other securities) subject to the foregoing restriction until the end of such one hundred eighty (180) day (or other) period:
“THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER INCLUDING A LOCKUP IN CONNECTION WITH AN INITIAL PUBLIC OFFERING AS SET FORTH IN A WARRANT AGREEMENT BETWEEN THE ISSUER AND THE ORIGINAL HOLDER OF THESE SHARES, A COPY OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE ISSUER. SUCH TRANSFER RESTRICTIONS ARE BINDING ON TRANSFEREES OF THESE SHARES.”
Holder agrees to execute a market standoff agreement with said underwriters in customary form consistent with the provisions of this Section 4.4.

SECTION 5. DEFINITIONS.
5.1.    Defined Terms. The following capitalized terms shall have the meanings provided:
(a)    Acquisition means any transaction or series of related transactions involving any consolidation or merger of the Company or the issuance or transfer of the Company’s voting securities where either (A) the Company is not the surviving entity (other than a merger or consolidation effected exclusively to change the Company’s domicile or type of entity), or (B) the stockholders of the Company immediately prior to such transaction or series of related transactions do not hold at least 50% of the voting securities immediately after such transaction or series of related transactions.
(b)    Act means the Securities Act of 1933, as amended.
(c)    Charter means the Company’s certificate of incorporation as filed in its jurisdiction of organization, as may be amended or amended and restated from time to time.
(d)    Class B Common Stock means the Company’s Class B Common Stock, par value $0.001 per share, or such securities into which the Company’s Class B Common Stock are exchanged or converted.
(e)    Common Stock means any class of the Company’s equity securities designated in the Charter as common stock, such as Class A Common Stock or Class B Common Stock.
(f)    Credit Agreement means that certain Loan and Security Agreement by and between Holder, Company and the other parties thereto dated as of the Issuance Date, as such agreement may be amended, restated, supplemented, amended and restated or otherwise modified from time to time.
(g)    Exercise Price means, as of the date this Warrant is exercised or converted, $8.4316, adjusted for stock splits and combinations.
(h)    Expiration Date means the earlier to occur of (i) December 5, 2027, and (ii) third anniversary of the IPO.
(i)    Holder shall have the meaning provided in the first paragraph of this Warrant, as may be modified by Section 6.4 of this Warrant.
(j)    Holder Entities shall have the meaning provided in Section 6.13 of this Warrant.
(k)    IPO shall have the meaning provided in Section 1.3 of this Warrant.
(l)    Issuance Date is defined in the first paragraph of this Warrant.
(m)    Principal Market means the primary U.S. national securities exchange on which the Class B Common Stock is then listed, or, if the Class B Common Stock is not then listed on such an exchange, on the primary other market (if any) on which the Class B Common Stock is then traded.
(n)     Series D-2 Preferred Stock means the Company’s Series D-2 Preferred Stock, par value $0.001 per share.

(o)    Stock means Series D-2 Preferred Stock.
(p)    Subsidiary shall have the meaning provided in the Credit Agreement.
(q)    Trading Day means any day on which the Class B Common Stock is traded on the Principal Market, provided that “Trading Day” shall not include any day on which the Class B Common Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Class B Common Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York time) unless such day is otherwise designated as a Trading Day in writing by the Holder and the agreed to by the Company.
(r)    Trading Price means, for any security as of any date, (1) VWAP, (2) if VWAP is not available, the last closing trade price for such security on the Principal Market, as reported by Bloomberg, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing trade price, then the last trade price of such security prior to 4:00:00 p.m., New York time, as reported by Bloomberg, or, if the Principal Market is not the principal securities exchange or trading market for such security, the last trade price of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or (3) if the foregoing do not apply, the last trade price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or (4) if no last trade price is reported for such security by Bloomberg, the average of the ask prices of any market makers for such security as reported in the “pink sheets” by Pink Sheets LLC. If the Trading Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Trading Price of such security on such date shall be the fair market value as determined by the Board of Directors of the Company in good faith on a commercially reasonable manner. All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.
(s)    VWAP means, for any security as of any date, the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on the applicable Bloomberg page for the Company’s Class B Common Stock, as determined by the Company in a good faith and commercially reasonable manner, in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such trading day (or if such volume-weighted average price is unavailable, the market value of one share of the Company’s Class B Common Stock on such trading day reasonably determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by the Company). The “VWAP” will be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.
(t)    Warrant shall have the meaning provided in the first paragraph of this agreement.
(u)    Warrant Number means ___________ divided by the Exercise Price at the time the Warrant is exercised.

SECTION 6. MISCELLANEOUS.
6.1.    Term. This Warrant is exercisable, in whole or in part, as to that number of shares of Stock equal to the Warrant Number at any time and from time to time on or before midnight Pacific time on the Expiration Date.
6.2.    Legends. The shares of Stock (and the securities issuable, directly or indirectly, upon conversion of Stock, if any) shall be imprinted with a legend in substantially the following form:
THE SALE AND ISSUANCE OF SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE ACT, OR THE SECURITIES LAWS OF ANY STATE AND, MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAW OR, IN THE OPINION OF LEGAL COUNSEL IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE ISSUER OF THESE SECURITIES, SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS EXEMPT FROM REGISTRATION. NO OPINION OF COUNSEL SHALL BE REQUIRED IF THE TRANSFER IS TO AN AFFILIATE OF HOLDER, PROVIDED THAT ANY SUCH TRANSFEREE IS AN “ACCREDITED INVESTOR” AS DEFINED IN REGULATION D PROMULGATED UNDER THE ACT.
6.3.    Compliance with Securities Laws on Transfer. This Warrant and the shares of Stock issuable upon exercise of this Warrant (and the securities issuable, directly or indirectly, upon conversion of Stock, if any) may not be transferred or assigned in whole or in part without compliance with applicable federal and state securities laws by the transferor and the transferee (including, without limitation, the delivery of a legal opinion reasonably satisfactory to the Company, as reasonably requested by the Company). The Company shall not require Holder to provide an opinion of counsel if the transfer is an Affiliate of Holder, provided that any such transferee is an “accredited investor” as defined in Regulation D promulgated under the Act. Additionally, the Company shall also not require an opinion of counsel if there is no material question as to the availability of Rule 144 promulgated under the Act or another exemption under applicable securities laws.
6.4.    Transfer Procedure. Subject to the provisions of Section 6.3 and upon providing the Company with written notice in substantially the form as provided in Appendix 2, hereto and countersigned by the proposed transferee, Holder and any subsequent Holder may transfer all or part of this Warrant or the shares of Stock issuable upon exercise of this Warrant (or the securities issuable directly or indirectly, upon conversion of Stock, if any) to any transferee so long as such transferee agrees to be bound by the terms and conditions of this Warrant, provided, however, in connection with any such transfer, any subsequent Holder will give the Company notice of the portion of the Warrant being transferred with the name, address and taxpayer identification number, if any, of the transferee and Holder will surrender this Warrant to the Company for reissuance to the transferee(s) (and Holder if applicable).
6.5.    Waiver. This Warrant and any term hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

6.6.    Attorney’s Fees. In the event of any dispute between the parties concerning the terms and provisions of this Warrant, the party prevailing in such dispute shall be entitled to collect from the other party all costs incurred in such dispute, including reasonable attorneys’ fees.
6.7.    Automatic Conversion upon Expiration. In the event that, upon the Expiration Date, the Fair Market Value of one share of Stock (or other security issuable upon the exercise hereof) as determined in accordance with Section 1.3 above is greater than the Exercise Price in effect on such date, then this Warrant shall automatically be deemed on and as of such date to be converted pursuant to Section 1.2 above as to all shares of Stock (or such other securities) for which it shall not previously have been exercised or converted that may be acquired hereunder, and the Company shall promptly deliver a certificate representing the shares of Stock (or such other securities) issued upon such conversion to Holder.
6.8.    Counterparts. This Warrant may be executed in counterparts and by facsimile (e.g., PDF), all of which together shall constitute one and the same agreement.
6.9.    Choice Of Law, Venue. Jury Trial Waiver.
(a)    Governing Law. Delaware law governs this Warrant without regard to principles of conflicts of law. The Company and Holder each submit to the exclusive jurisdiction of the State and Federal courts in Los Angeles County, California; provided, however, that nothing in this Agreement shall be deemed to operate to preclude Holder from bringing suit or taking other legal action in any other jurisdiction in connection with the Credit Agreement. The Company expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and the Company hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. The Company hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to the Company at the address set forth in, or subsequently provided by the Company in accordance with, Section 6.14 of this Warrant and that service so made shall be deemed completed upon the earlier to occur of the Company’s actual receipt thereof or three (3) Business Days after deposit in the U.S. mails, proper postage prepaid.
(b)    Waiver of Jury Trial. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE COMPANY AND HOLDER EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS WARRANT OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.
(c)    Judicial Reference. WITHOUT INTENDING IN ANY WAY TO LIMIT THE PARTIES’ AGREEMENT TO WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY, if the above waiver of the right to a trial by jury is not enforceable, the parties hereto agree that any and all disputes or controversies of any nature between them arising at any time shall be decided by a reference to a private judge, mutually selected by the parties (or, if they cannot agree, by the Presiding Judge of Los Angeles County, California Superior Court) appointed in accordance with California Code of Civil Procedure Section 638 (or pursuant to comparable provisions of federal law if the dispute falls within the exclusive jurisdiction of the federal courts), sitting without a jury, in Los Angeles County, California; and the parties hereby submit to the jurisdiction of such court. The reference proceedings shall be conducted pursuant to and in accordance with the provisions of California Code of Civil Procedure §§ 638 through 645.1, inclusive. The private judge shall have the power, among others, to grant provisional relief, including without limitation, entering temporary restraining orders, issuing preliminary and permanent injunctions and appointing receivers. All such proceedings shall be closed to the public and confidential and all records relating thereto shall be permanently sealed. If during the course of any dispute, a party desires to seek provisional relief, but a judge has not been appointed at that point pursuant to the judicial reference procedures, then such party may apply to the Los Angeles County, California Superior Court for such relief. The proceeding before the private judge shall be conducted in the same manner as it would be before a court under the rules of evidence applicable to judicial proceedings. The parties shall be entitled to discovery which shall be conducted in the same manner as it would be before a court under the rules of discovery applicable to judicial proceedings. The private judge shall oversee discovery and may enforce all discovery rules and orders applicable to judicial proceedings in the same manner as a trial court judge.
(d)    Scope of Authority. The parties agree that the selected or appointed private judge shall have the power to decide all issues in the action or proceeding, whether of fact or of law, and shall report a statement of decision thereon pursuant to California Code of Civil Procedure § 644(a). Nothing in this paragraph shall limit the right of any party at any time to exercise self-help remedies, foreclose against collateral, or obtain provisional remedies. The private judge shall also determine all issues relating to the applicability, interpretation, and enforceability of this paragraph.
6.10.    Time of Essence. Time is of the essence for the performance of all obligations in this Warrant.
6.11.    Severability of Provisions. Each provision of this Warrant is severable from every other provision in determining the enforceability of any provision.
6.12.    Amendments in Writing; Waiver; Integration. No purported amendment or modification of this Warrant, or waiver, discharge or termination of any obligation under this Warrant, shall be enforceable or admissible unless, and only to the extent, expressly set forth in a writing signed by the party against which enforcement or admission is sought. Without limiting the generality of the foregoing, no oral promise or statement, nor any action, inaction, delay, failure to require performance or course of conduct shall operate as, or evidence, an amendment, supplement or waiver or have any other effect on this Warrant. Any waiver granted shall be limited to the specific circumstance expressly described in it, and shall not apply to any subsequent or other circumstance, whether similar or dissimilar, or give rise to, or evidence, any obligation or commitment to grant any further waiver. This Warrant represents the entire agreement about this subject matter and supersedes prior negotiations or agreements, including any commitment letter or term sheet and modifications thereto, whether or not formally signed. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Warrant merge into this Warrant.
6.13.    Confidentiality. In handling any confidential information provided pursuant to this Warrant, Holder shall exercise the same degree of care that it exercises for its own proprietary information, and shall not use such information other than to monitor or value such its investment in the Company or disclose such information, provided that disclosure of such information may be made: (a) to Holder’s Subsidiaries or Affiliates (such Subsidiaries and Affiliates, together with Holder, collectively, “Holder Entities”); (b) to prospective transferees or purchasers of any interest in the Warrant or Credit Extensions (provided, however, that any prospective transferee or purchaser shall have entered into an agreement containing provisions substantially the same as those in this Section 6.13); (c) as required by law, regulation, subpoena, or other order; (d) to Holder Entities’ regulators or as otherwise required in connection with Holder Entities’ examination or audit; (e) as Holder considers appropriate in exercising remedies under this Warrant; and (f) to Holder Entities’ third-party service providers so long as such service providers have executed a confidentiality agreement with one or more of the Holder Entities with terms no less restrictive than those contained herein. Confidential information does not include information that is either: (i) in the public domain or in any Holder Entity’s possession when disclosed to Holder, or becomes part of the public domain after disclosure to Holder (in each case, through no fault of any of the Holder Entities); or (ii) disclosed to any Holder Entity by a third party if such Holder Entity does not know that the third party is prohibited from disclosing the information.
6.14.    Notices. Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail, sent by fax or email, as follows:
if to the Company, to it at 772 East Utah Valley Drive, American Fork, UT 84003, Attention: Dan Stevenson, General Counsel (email: Dan.Stevenson@domo.com), with a copy (which shall not constitute notice) to Wilson, Sonsini Goodrich & Rosati, 701 Fifth Avenue, Suite 5100, Seattle, WA 98104, Attention: Patrick J. Schultheis (email: pschultheis@wsgr.com);
if to Holder, to it at 2951 28th Street, Suite 1000, Santa Monica, CA 90405, Attention: John Doyle (email: john.doyle@tennenbaumcapital.com, with a copy to asher.finci@tennenbaumcapital.com);
All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by fax or email, or on the date 5 Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 6.14 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 6.14.
6.15.    No Third Party Beneficiaries. No Person other than a party to this Warrant shall have any rights under this Warrant.
6.16.    Electronic Execution of Documents. The words “execution,” “signed,” “signature” and words of like import in any Loan Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity and enforceability as a manually executed signature or the use of a paper-based recordkeeping systems, as the case may be, to the extent and as provided for in any applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act.
6.17.    Captions. The headings used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.
6.18.    Construction of Agreement. The parties mutually acknowledge that they and their attorneys have participated in the preparation and negotiation of this Agreement. In cases of uncertainty this Agreement shall be construed without regard to which of the parties caused the uncertainty to exist.

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IN WITNESS WHEREOF, the parties have caused this Warrant to be executed and delivered as of the Issuance Date.

“COMPANY”

Domo, Inc.

Name:
Title:

“HOLDER”

By Tennenbaum Capital Partners, LLC
its Investment Manager

By:
Name:
Title
Address:
c/o Tennenbaum Capital Partners, LLC
2951 28th Street, Suite 1000
Santa Monica, CA 90405,
Attention: John Doyle and Asher Finci

APPENDIX 1
NOTICE OF EXERCISE
1.    Holder elects to exercise the Warrant to Purchase Stock dated ________________ and initially issued to _______________ (the “Warrant”) to purchase   ________ shares of Class B Common Stock/Series D-2 Preferred Stock [strike one] of Domo, Inc. pursuant to Section 1.1 of the Warrant, and tenders payment of the purchase price of the shares in full. The undersigned represents and warrants that the aforesaid shares of capital stock are being acquired in compliance with applicable federal and state securities law.
[or]
1.    Holder elects to exercise the Warrant dated ________________ and initially issued to _______________ (the “Warrant”), to purchase ______________ Class B Common Stock/Series D-2 Preferred Stock [strike one] of Domo, Inc. pursuant to Section 1.2 of the Warrant, and tenders _______ shares of Stock available under the Warrant as payment in full.
[Strike paragraph that does not apply.]
2.    Capitalized terms used but not defined herein shall have the meaning provided in the Warrant.
3.    Please issue a certificate or certificates representing the shares of Stock in the name specified below:

Holders Name

(Address)

HOLDER:

By:

Name:

Title:

(Date):

Appendix 2
NOTICE OF TRANSFER
(To be signed only upon transfer of Warrant)
FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto _______________________________________________ the right represented by the attached Warrant to purchase Stock of _________________ (the “Company”) to which the attached Warrant relates, and appoints __________________________ as attorney in fact to transfer such right on the books of the Company, with full power of substitution in the premises.

Dated: ___________________

(Signature must conform in all respects to name of Holder as specified on the face of the Warrant)
Address:

Acknowledgement and Acceptance:
The undersigned transferee of the Warrant hereby accepts the transfer of the Warrant and agrees to be bound by the Warrant as if it were the original Holder thereof.

[insert name of transferee]

Name:
Title:
Tax Payer Identification Number:
Address:

APPENDIX 3
INFORMATION RIGHTS
The Company will furnish electronically to Holder:
As soon as practicable after the end of each fiscal year of the Company, and in any event within one hundred twenty (120) days after the end of each fiscal year of the Company, a consolidated balance sheet of the Company and its subsidiaries as of the end of such fiscal year, and consolidated statements of income and cash flows of the Company and its subsidiaries for such fiscal year, each prepared in accordance with U.S. generally accepted accounting principles consistently applied and certified by independent public accountants of nationally recognized standing selected by the Company.
As soon as practicable after the end of each of the first, second, third and fourth quarterly accounting periods in each fiscal year of the Company, and in any event within forty-five (45) days after the end of each of the first, second, third and fourth quarterly accounting periods in each fiscal year of the Company, an unaudited consolidated balance sheet of the Company and its subsidiaries, as of the end of each such quarterly period, and unaudited consolidated statements of income and cash flows of the Company and its subsidiaries, for such period, prepared in accordance with U.S. generally accepted accounting principles consistently applied, subject to changes resulting from normal year-end audit adjustments.